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SECURITIES AND EXCHANGE COMMISSION

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COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

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The Case for Change Now at CWH Update on Recent Events December 18, 2013

Disclaimer
This presentation does not constitute either an offer to sell or a solicitation of an offer to buy any interest in any fund associated with Corvex
Management LP (“Corvex”) or Related Fund Management, LLC (“Related”). Any such offer would only be made at the time a qualified offeree receives a confidential offering memorandum and related subscription documentation.
The information in this presentation is based on publicly available information about CommonWealth REIT (the “Company”). This document includes certain forward-looking statements, estimates and projections prepared with respect to, among other things, general economic and market conditions, changes in management, changes in the composition of the Company’s Board of Trustees, actions of the Company and its subsidiaries or competitors, and the ability to implement business strategies and plans and pursue business opportunities. Such forward-looking statements, estimates, and projections reflect various assumptions concerning anticipated results that are inherently subject to significant uncertainties and contingencies and have been included solely for illustrative purposes, including those risks and uncertainties detailed in the continuous disclosure and other filings of the
Company, copies of which are available on the U.S. Securities and Exchange Commission website at www.sec.gov/edgar. No representations, express or implied, are made as to the accuracy or completeness of such forward-looking statements, estimates or projections or with respect to any other materials herein. Corvex and Related may buy, sell, cover or otherwise change the form of their investment in the Company for any reason at any time, without notice, and there can be no assurances that they will take any of the actions described in this document. Corvex and Related disclaim any duty to provide any updates or changes to the analyses contained in this document, except as may be required by law. Shareholders and others should conduct their own independent investigation and analysis of the Company. Except where otherwise indicated, the information in this document speaks only as of the date set forth on the cover page. Permission to quote third party reports in this presentation has been neither sought nor obtained.
Additional Information Regarding the Consent Solicitation
In connection with their solicitation, Corvex and Related have filed a preliminary solicitation statement with the U.S. Securities and Exchange
Commission (the “SEC”) to (1) solicit written consents from shareholders of the Company to remove the entire board of trustees of the Company (the
“Removal Proposal”) and (2) solicit proxies to elect five new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the definitive written consent solicitation statement and other relevant documents when they become available, because they contain important information regarding the consent solicitation. The preliminary and definitive solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.
The following persons are participants in the solicitation of the Company’s shareholders: Corvex Management LP, Keith Meister, Related Fund
Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund,
L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole and David R. Johnson. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary solicitation statement filed with the SEC on December 3, 2013.

Agenda
CommonWealth REIT
Update on recent events
CWH corporate governance discussion
Side-by-side comparison of CWH and Corvex/Related governance proposals
Update on Strategic Plan
We appreciate this opportunity to meet with you and provide an update on
CommonWealth (“CWH” or the “Company”)

Update on Recent Events
The Arbitration Panel Has Spoken
On November 18, 2013, the Arbitration Panel (“Panel”) issued an award that ruled in our favor on virtually all of our requests, striking down the illegal bylaws that stripped shareholders of their right to vote through a consent solicitation
We were further vindicated when the Panel also ordered a clearly defined set of procedures for a new consent solicitation and:
After two weeks of live testimony and reviewing hundreds of exhibits, we believe the Panel plainly agreed with our view that the Portnoys are highly incentivized and capable of continuing their campaign of shareholder disenfranchisement
Prohibited any action intended to impede or frustrate the new solicitation, and
Declared it would remain available to resolve any issues or disputes in the new consent solicitation
-
Arbitration Panel, November 18, 2013
“There is no question that CWH’s Bylaws…erect a complex wall of procedural hurdles  to any consent solicitation.”

Update on Recent Events
The Arbitration Panel Has Spoken
Contested Bylaws
3%/3yr holding requirement to request a record date
All shares must be held in certificated form to request
a record date
30 day period to respond to a record date request
60 day period to set a record date
90 day period to certify the results of the consent
solicitation
Selected details of the November 18 Arbitration Panel ruling:
Ruling
INVALID AS A MATTER OF LAW
INVALID AS A MATTER OF LAW
INVALID AS A MATTER OF LAW
INVALID AS A MATTER OF LAW
INVALID AS A MATTER OF LAW
The Panel also ruled that:
– Corvex/Related had satisfied onerous “red tape” bylaw requirements
– Opting into Section 3-803 of the Maryland Unsolicited Takeovers Act (“MUTA”) does not revoke the right of shareholders to remove Trustees without cause, as claimed by the Portnoys
Clearly highlights the Portnoys’ motivation for secretly lobbying the Maryland legislature to amend this law under the guise of a “clarification”

Update on Recent Events
The Arbitration Panel Has Spoken
The Trustees’ misconduct over the past year is startling:
Approved a massively dilutive equity offering,
Passed unprecedented, illegal bylaw amendments,
Lobbied to amend Maryland law under the cover of darkness, and
Wasted over $30 million of shareholder money on year-long litigation process
In our view, the Trustees accomplished nothing
– But their actions say more about their true intentions than their promises ever can
We and the Company are in the same position we would be in to begin with had the Portnoys simply allowed for the shareholder vote that was granted to shareholders in the Company’s
Declaration of Trust 27 years ago
The Panel recognized that shareholders have the right to vote in a consent solicitation to remove Trustees without cause “at any time”
The Panel has implemented a clearly defined set of procedures to hold a new consent solicitation
These actions were taken to prevent shareholders from simply holding a vote, but what did they
accomplish?
Shareholders are finally poised to take back CommonWealth and decide its future

CommonWealth Corporate Governance Discussion
The Accountability Vacuum and Underperformance
Some of the extraordinary powers the Portnoys and their hand-picked board members have include the ability to:
As a result, RMR is held accountable by no one and, in our view, enjoys complete immunity from shareholders
Given the “Accountability Vacuum”, it is no wonder CWH shares have underperformed its peers by such a wide margin for so long
In our opinion, rampant conflicts create an “Accountability Vacuum” at CWH;
and underperformance thrives in an “Accountability Vacuum”
We believe that, by definition, there can be no accountability when a manager controls its own “employer”
– Purportedly require that two RMR employees always be on the five-member board, even though RMR owns virtually no equity in CWH and in our opinion have incentives diametrically opposed to those of shareholders
– Exclusively amend the bylaws while shareholders cannot
– Unilaterally stagger the board under MUTA, without shareholder approval
– Require a shareholder vote of 75% in order to pass proposals not recommended by the
Trustees
– Reinstate hand-picked Trustees who fail to be re-elected by shareholders

CommonWealth Corporate Governance Discussion
But the Conflicts of Interest at CWH Underlie Another Basic Truth
We believe the Portnoys harbor a deep commitment to protecting its “Perpetual
Fee Streams” and will attempt to mislead shareholders with “Check-the-Box”
reform rather than true accountability
Given the staggering value of its “Perpetual Fee Streams”, we believe the
Portnoys will always choose “Check-the-Box” corporate governance reform, rather than voluntarily agree to true accountability
RMR’s business model, in our view, is founded on creating and preserving the conflict of interest at its externally managed REITs in order to manufacture “Perpetual Fee
Streams”, regardless of the impact on CWH’s share price
In our opinion, the profits from RMR’s “Perpetual Fee Streams” could be valued at
~20x cash flow (but for the ability of the Board to terminate RMR management contracts), given the highly recurring and practically infinite, growing nature of the cash flow streams under the protection of the “Accountability Vacuum”
The Portnoys own 100% of RMR

CommonWealth Corporate Governance Discussion
The Portnoys’ Governance Proposals Are A Case Study in “Check-the-Box”
After the countless tactics it has employed over the past year, would the Portnoys really now implement meaningful corporate governance enhancements and subject themselves to true accountability knowing full well they have severely underperformed for years? Would they really put at risk their invaluable “Perpetual Fee Stream”?
Is it appropriate for Joseph Morea, a Trustee who was reinstated after receiving the vote of only 14% of the outstanding shares, to be “spearheading” corporate governance reform?
What impact might losing the consent solicitation have on the Portnoys’ other, much larger and more lucrative externally managed REITs?
Are the Portnoys aware that they may only need to propose misleading “Check-the-Box”
governance changes just to win votes from some shareholders and remain in power with zero real improvement in corporate governance or accountability?
On the following pages, we review and highlight the realities of the Portnoys’
“Check-the-Box” governance proposals from September 23, 2013, and compare them to Corvex/Related’s proposals which would effect tangible change on
CWH’s governance
The Portnoys’ “Check-the-Box” proposals create the illusion of reform, but bring zero incremental accountability
Questions shareholders should ask themselves while conducting such a review:

The Portnoys’ Corporate Governance Proposals
Why It’s All Smoke and Mirrors
Reality Our Proposal
Annual Elections
• Requires a total of four annual meetings
with a full de-staggering not taking place
until May 2017
• Remaining Trustees are still empowered
to reinstate a trustee, such as Joseph
Morea, who was not re-elected but
reinstated earlier this year
• Bylaws still require two Managing
Trustees to be employees of RMR
• Current Managing Trustees are in
our opinion responsible for the poor
state of CWH
• MUTA allows RMR to unilaterally re-
stagger its board at any time
• The Portnoys refuse to answer whether
they will insist on impossible procedural
requirements to nominate Trustees,
including twice-rejected 3%/3-year rule
• Does not clarify when they deem current
disputes to be resolved or whether future
disputes with other shareholders will also
delay implementation of their proposals
Portnoys’ Proposal
Annual election of Trustees
will begin in 2015 following a
shareholder vote at the 2014
Annual Meeting and
resolution of the pending
disputes with Corvex/Related
Annual Elections at the
next (2014) Annual Meeting

The Portnoys’ Corporate Governance Proposals
Why It’s All Smoke and Mirrors (cont.)
Reality Our Proposal
Board Composition
• New Trustees to be nominated by a
committee of current Trustees, while
shareholders continue to be
burdened by a nearly impossible
nomination process
• We believe the Portnoys have
already revealed their true
intentions by refusing to answer
simple questions regarding the
nomination process for the 2014
Annual Meeting
• In our opinion, the Portnoys’ definition
of independent trustee does not
conform to any respected definition of
the term, nor does their 27-year
history convince us that New
Trustees will be truly independent
• With no material changes to
corporate governance, new Trustees
will be no more accountable to
shareholders than current Trustees
Portnoys’ Proposal
• Size of board is to be
increased such that the
ratio of independent
Trustees to total
Trustees will increase
from the current 60% to
at least 75%, (i.e. three
new Trustees)
• Lead independent
trustee will be
designated after the
new Trustees join the
board
• Existing Managing
Trustees will remain
• Any shareholder can
nominate or bring
business at an annual
meeting (regardless
of level of ownership
or holding period)
• No preferential
treatment for RMR
(which currently gets
two board seats with
virtually no equity
interest in CWH)
• No requirement that
nominating
shareholder owns
ALL shares in record
certificated form
• Plurality vote for
contested elections

The Portnoys’ Corporate Governance Proposals
Why It’s All Smoke and Mirrors (cont.)
Reality Our Proposal
RMR Management Agreement
• Continues to primarily incentivize
RMR to grow assets at the expense
of shareholders when the company
resumes equity issuance
• Fees still structured to maintain
downside protection for RMR while
providing upside as assets grow
• Incentive Fee benchmarks are to be
determined by the same board that
reinstated a trustee who only
received support from 14% of the
outstanding shares annually and can
therefore be manipulated
• Stock component is not meaningful
• CWH will still be externally advised
by a conflicted outside party that is
not subject to accountability by its
shareholders and owns virtually no
stock in the Company
Portnoys’ Proposal
• Beginning in 2014,
base business
management fee to be
based on the lower of:
(i) gross historical cost
of real estate assets or
(ii) CWH’s total market
capitalization
• 10% of base business
management fees will
be paid in stock
• Annual incentive fees
will be based upon total
returns realized by
shareholders (i.e.,
appreciation plus
dividends) in excess of
benchmarks
Truly independent board
of Trustees will:
• Form an independent
compensation
committee
• Retain independent
outside advisors
• Set compensation
policy to properly
align incentives with
shareholder returns in
accordance with
industry-accepted
benchmarks

The Portnoys’ Corporate Governance Proposals
Why It’s All Smoke and Mirrors (cont.)
Reality Our Proposal
Poison Pill
• Company will continue to have a
poison pill built into its charter and
bylaws that prohibit stock
acquisitions over 9.8 percent
• Still no response to our letter request
for a waiver despite resolution of
disputes by the Arbitration Panel
• Company can always unilaterally
implement a new poison pill
overnight without shareholder
approval
• Does not clarify when they deem
current disputes to be resolved or
whether future disputes with other
shareholders will also delay
implementation of their proposals
Portnoys’ Proposal
• Waiver for
shareholders who
demonstrate no threat
to REIT tax status
• No new poison pills
without a shareholder
vote
Expiration of poison pill to be
accelerated from October 17,
2014 to a date soon after
resolution of the pending
disputes with Corvex/Related

The Portnoys Continue to Show Their True Intentions
The 2014 Annual Meeting
On December 6, 2013, after the November 18 Panel ruling, we wrote a letter to the board requesting formal clarification of the procedures for nominating directors at the 2014 Annual
Meeting, and inquired as to the following:
Will nominating shareholders be required to comply with the 3%/3-year requirement that the Arbitration
Panel decisively struck down on two separate occasions?
Will nominating shareholders be required to comply with unreasonable information requirements such as presenting all of their shares in certificated form?
Will the board insist that two members of the five-member board must be RMR employees thereby limiting the board seats up for election in 2014 to just one seat?
Shouldn’t the answer to each question be an obvious “no” in light of both the Panel’s
November 18 ruling as well as the Portnoys’ purported claim to “understand the views of”
shareholders and make “meaningful governance” changes?
Would shareholders find themselves in a repeat of the events of the past year if they were to attempt to nominate directors at the 2014 Annual Meeting?
In the past year, the existence of the “Silent Bylaw” at CWH has been revealed:
shareholders must expend exorbitant sums to litigate against the current
Trustees in order to exercise their fundamental right to vote
Why not simply seek minority board representation at the Annual Meeting?
Regrettably, the Trustees refused to answer these simple questions

The Portnoys Continue to Show Their True Intentions
Inescapable Conclusions from the Portnoys’ Actions
The Portnoys have not demonstrated a genuine interest in true governance reform and remarkably continue, to this day, to generate evidence to the contrary
We also have little faith that that the Portnoys have “turned over a new leaf”
The Board’s supposed gradual journey down the winding road to true governance reform is a red herring, in our view designed to mislead shareholders into voting for them in the upcoming consent solicitation
We believe what drives the Portnoys’ actions is that they view control of CWH as binary, either they have dominant control or they do not
In other words, either the “Perpetual Fee Stream” built over the past 27 years is secure, or it is not
In our view:  the Portnoys’ governance proposals are not real, the Portnoys’ intentions are not genuine,
and the board has demonstrated once again, with actions taken as recently as last week, the basic truth at CWH: “Perpetual Fee Streams” are a powerful motivator for dodging accountability
We do not believe that, at the 2014 Annual Meeting and at Annual Meetings to follow, shareholders will be afforded a fair and unfettered election process

The Portnoys Continue to Show Their True Intentions
Inescapable Conclusions from the Portnoys’ Actions (cont.)
Underperformance as undisputedly poor as it is at CWH is rare
Existing governance policies as egregious as they are at CWH is rare
How often do ISS and Glass Lewis support removal of an entire board?
Entrenchment tactics (e.g., secretly lobbying to amend the law) as appalling as they are at
CWH is rare
In how many other instances has a shareholder been forced to expend exorbitant sums in order to exercise a right plainly written in the company’s charter for 27 years?
Traditional channel of change via minority board representation highly unlikely to succeed
Management actions from as recently as last week belie “turned leaf” intentions, implying another contentious battle would be likely at the Annual Meeting – the “Silent Bylaw”
“Perpetual Fee Streams” a powerful incentive to maintain “Accountability Vacuum”
In the meantime, shareholders will likely continue suffering from the same operating, strategic planning, and share price underperformance under the same management team that has plagued
CWH for years
We believe the negative outcome of pursuing the traditional channel of change is already knowable given the Portnoys’ long-term history and their most recent actions
While the removal of an entire board is not a decision to be taken lightly, the case for removal could not be easier to make than it is at CWH

Corvex/Related’s True Intentions
Track Record Provides Compelling Insight
Out of all the investments in public companies Corvex made since inception, including the 8 in which 13-D’s were filed, none have resulted in a proxy battle, litigation, or even a public dispute, with the exception of CWH
On the other hand, none of the companies in which Corvex has ever invested has attempted to take away a shareholder right that is plainly written into its charter
The share prices of the companies as to which Corvex filed 13-D’s have on average experienced substantial appreciation during the period of Corvex’s involvement
Corvex prefers constructive engagement
Related’s core business lies in real estate investment and operations and it has never previously engaged in a hostile proxy battle
Related prefers constructive engagement
Corvex and Related prefer constructive engagement, but as shareholders must insist on true accountability and genuine corporate governance reform
Corvex has no history of hostile proxy battles or litigation with companies in its portfolio and, instead, works collaboratively with management to create value

Corvex/Related’s Strategic Plan
Key Tenets of Plan Will Create Substantial Value
The fair and unfettered election of a new board consisting solely of truly independent Trustees
– New board to have experience overseeing an internally managed public REIT
– We welcome and are actively seeking out candidates from other large shareholders
Best-in-Class corporate governance to fill the “Accountability Vacuum”
– Amend existing Declaration of Trust and bylaws to conform to ISS and Glass Lewis best practices
Internalize management and align management compensation with shareholder returns
“Right the ship” with basic operating strategies
– We believe proper staffing levels and reinvestment in CWH’s existing portfolio can harvest a substantial amount of “low hanging fruit”
No poison pill
– Adoption of a policy against new pills without shareholder approval
Cease all acquisition activity and dilutive capital raises until stock price exceeds its NAV
Cease all related party transactions not approved by a vote of disinterested shareholders
Corvex and Related continue to propose the following Strategic Plan:
Although dramatically different from CWH’s existing plan, the implementation of these principals will simply make CWH look like virtually every other member of the S&P 500

Corvex/Related’s Strategic Plan
Our Key Principals of Best-in-Class Corporate Governance
Annual elections for all Trustees beginning at the next Annual Meeting (no staggered board)
– Plurality vote for contested elections
A conventional notification process for trustee nominations and other important Company business
– i.e., elimination of unreasonably burdensome ownership/holding period requirements and other procedural roadblocks
No changes to these provisions without a shareholder vote
Corvex/Related simply propose to grant shareholders the most basic of shareholder rights:
Without each of these simple but powerful changes to CWH’s governance, there cannot be permanent accountability, and shareholders will be resigned to the continuation of the downward spiral of CWH under Portnoy control

Corvex/Related’s Strategic Plan
Operating Strategies:  Updated Findings from the Field
Based on repeated feedback from tenants, brokers and owner/operators across CWH’s markets regarding their experience with RMR, we believe:
Many leasing brokers representing tenants across CWH’s markets steer tenants away from RMR-managed properties because of a lack of attention from RMR personnel
RMR often fails to execute simple asset and property management functions, such as responding to tenant work requests, and challenging real estate tax assessments
“Blake Schreck, president and economic development director for the Lenexa Chamber of
Commerce, didn't sound unhappy about Southlake Technology Park changing hands. He echoed multiple local commercial real estate brokers, who indicated that CommonWealth's slow response to requests for lease proposals from prospective tenants had likely cost the
933,0000-square-foot office park deals and contributed to its 48 percent occupancy rate.”
Kansas City Business Journal, October 23, 2013
Over the past six months, representatives from Corvex and/or Related have independently performed detailed site visits on approximately 85% of the portfolio

Corvex/Related’s Strategic Plan
Operating Strategies:  Updated Findings from the Field (cont.)
RMR employees appear to service assets for CWH, SIR, GOV, HPT, SNH and the Portnoys’
privately owned real estate, encompassing office, retail, hospitality, senior housing, land and other property types
Leasing staff is half the appropriate level and a true asset management department is non-
existent, in our opinion
It appears that the deficient staffing levels are kept low not because RMR’s staff are the most efficient in the REIT universe, but in order to generate profits for the Portnoys, a problem that other, internally-managed REITs do not have
Clearly, assets that are suffering from poor management should only be sold after first maximizing value for CWH shareholders
Opportunistic funds with expensive capital (such as Oaktree Capital and Garrison
Investment Group) were among the largest buyers of assets in the last round of CWH dispositions
We believe there are too few employees spread over too many assets and product types:
A key tenet of our Strategic Plan continues to be the implementation of basic operating strategies that “right the ship” and harvest a substantial amount of “low hanging fruit” for
CWH shareholders, not opportunity funds
But implementation is impossible under the current externally managed structure

Corvex/Related’s Strategic Plan
Peaceful Transition of Authority – “Plan A”
To eliminate the already miniscule risks, the board members could implement the following to protect CommonWealth and its shareholders:
We also point out that the Arbitration Panel will remain available for resolving disputes even after the removal of the Trustees and during the transition to a newly elected board
While we wholeheartedly dismiss the scare tactics employed by the Portnoys, that a removal of Trustees will cause the business material harm, we ironically point out that the sitting board members could easily preclude any of their imagined disruptions from occurring by acting responsibly in advance of a consent solicitation
If shareholders are concerned that the Portnoys and the incumbent board will work against shareholder interests, perhaps that will make the upcoming vote an even easier one to decide
Agree to allow nominations of replacement Trustees concurrently with the removal of existing
Trustees
Request waivers under existing financing agreements regarding a change in control or arrange for replacement facilities
RMR could remove language or simply agree not to immediately terminate its management of the assets in the event of a change in control

Corvex/Related’s Strategic Plan
Disruptive Transition of Authority – “Plan B”
In the event the Trustees are not cooperative in transitioning authority, Related and Corvex, clearly incentivized to minimize disruption as one of CWH’s largest shareholders, have a plan to protect the Company
Shareholders should not be coerced into voting for the current board out of fear that the existing Trustees will “burn down the house” on the way out the door
Jim Lozier, a 30+ year industry veteran, can be retained to lead the company on an interim basis
Mr. Lozier served as co-founder and CEO of the Archon Group L.P., a subsidiary of Goldman Sachs, from its formation in 1996 until 2012
During Mr. Lozier’s tenure at Archon, the company grew from 320 employees to 8,500 employees managing 36,000 assets with a gross value of approximately $59 billion
CBRE, one of the world’s largest integrated real estate services firms, has agreed to provide interim property management services
Successfully managed transition of leasing / management services for 1.2 billion square feet of commercial properties in the U.S. over the previous nine years, including transitions done under significant time pressure
Related and Corvex have agreed to purchase up to 51% of the bank debt in order to prevent acceleration of the Company’s debt

The Choice is Clear
Summarizing the Key Issues
Rampant conflicts
• A company controlled by its managers, who own
little stock and interested primarily in fees
Accountability vacuum
• A manager that answers only to itself
Worst-in-class corporate governance
•
*All
out efforts to deny shareholders their
fundamental right to vote
Underperformance
• Long term downward spiral driven by conflicts,
“Accountability Vacuum” and poor governance
Illusions
• “Check-the-box” governance proposals that
effect zero real change
False hope
• Board’s track record belie the notion that they
have embarked on a journey of true governance
reform
Retaining the current board will doom
CWH to repeat its tortured history
Removing the current board will
enable CWH to begin a new chapter
as a new, truly independent company
Alignment of incentives
• Like virtually all companies in the S&P500,
CWH should have its own internal management
team, compensated to increase shareholder
value
Accountability
• Annual elections to hold the board and
management team accountable for performance
Best-in-class corporate governance
• We support a new board that will implement
ISS/Glass Lewis best practices
Real, tangible change
• We support a new board that would commit to
implement the changes above immediately
• We support a CWH that is truly independent
and would cease all related party transactions
not approved by disinterested shareholders

Appendix 25

The Portnoys’ September 23
rd
Proposals
Wall Street’s View
“Our sense is RMR is making the structure ‘less bad’ and more palatable to investors ahead of a possible second consent solicitation vote… CWH’s externally managed structure is a relic that has long been shunned by REIT investors. It should not have taken this long. We would prefer a full internalization. Also, there are too many executives wearing too many hats. Adam Portnoy is
President of RMR and CEO of CWH. Our sense is a dedicated CWH CEO is a possibility in the future, but that internalization is “off the table” likely due to inherent conflicts in negotiating a deal and valuing the manager.”
Citigroup, September 23, 2013

"[Related and Corvex] are spending their own dollars, while CWH is spending shareholder money to prevent RMR from being terminated - an outcome we think virtually all shareholders favor. Ironic."

"RMR, with $77mm of high-margin annual revenue on the line, has too much to lose and is directing the CWH board to fight to the finish (using shareholder dollars to do so)."

"The CWH board, controlled by external manager RMR, is in the unique position of acting in the best interest of RMR rather than as a fiduciary to the CWH Shareholders."

"If RMR prevails, we believe the end result is the instantaneous resumption of CWH shares trading at a significant discount to NAV - we believe a $15/sh price..."

*Stifel Nicolaus, March 7, 2013*

RELATED CORVEX

27 Flawed RMR Structure and Poor Corporate Governance “Acting in the best interest of RMR rather than as a fiduciary”

CommonWealth Corporate Governance Review
The Consequences of External Management and Poor Governance
Fees paid to RMR continue to grow, while CWH shareholder value is destroyed
CWH paid out $395 million in fees to RMR during 2007-2012 (nearly 30% of CWH’s market cap as of 2/25/13
(1)
), while CWH’s share price plummeted 68% during this time
'07-'12
2007 2008 2009 2010 2011 2012 Total
Fees Paid Out to RMR $59.7 $63.2 $62.6 $62.2 $69.5 $77.3 $394.6
RMR Fees % Growth
--
5.9% (1.0%) (0.5%) 11.7% 11.2% 29.5%
RMR Fees as % of:
CWH Market Cap 4.5% 4.8% 4.7% 4.7% 5.2% 5.8% 29.7%
CWH Market Cap, Cumulative 4.5% 9.3% 14.0% 18.6% 23.9% 29.7% 29.7%
CWH Cumulative Stock Price Return (37.4%) (74.7%) (46.0%) (48.4%) (66.3%) (67.9%) (67.9%)
(1)
Market cap of $1.3 billion based on a closing price of $15.85 on February 25, 2013, the day prior to Related and Corvex’s first public filing.
(2)
RMR fees paid per CWH public filings.

History of Underperformance
Track Record
CWH has in our view performed poorly in absolute terms and underperformed its peers
(1)
on almost any metric over any relevant time period
-17%, -45%, -43%, -45%, and -53% CWH stock price return over the last 1 year, 2 years, 3 years, 5 years, and 10 years, respectively
(2)
Recent valuation nearly 40% below peers on unlevered cap rate basis
(3)
53% and 41% discount to peers on a price / forward FFO multiple basis for last year and 3 years, respectively
-23% cash available for distribution per share (CAD / share) growth since 2010, the worst performance of its peers
$2.7 billion of net acquisitions and capex since 2007 (over 2x CWH’s recent market cap
(3)
),
while CWH book value per share is essentially flat
In our view, there is absolutely no way to slice and dice the data in favor of the
Portnoys – their performance has been horrible
(1)
Select peers include Piedmont Office Realty (PDM), Highwoods Properties (HIW), Mack-Cali Realty (CLI), Brandywine Realty (BDN), and Parkway Properties (PKY).
(2)
Returns data calculated through February 25, 2013, the day prior to Related and Corvex’s first public filing.
(3)
Based on a closing price of $15.85 on February 25, 2013, the day prior to Corvex and Related’s first public filing.

Δ:

40.0%
30.0%
20.0%
10.0%
0.0%
(10.0%)
(20.0%)
(30.0%)
(40.0%)
(50.0%)
(60.0%)
Share price performance (Indexed to 100)
2/25/2010
7/12/2010
11/26/2010
4/12/2011
8/27/2011
1/11/2012
5/27/2012
10/11/2012
2/25/2013
PKY
BDN
HIW
PDM
CLI
CWH

RELATED CORVEX

History of Underperformance
Share Price Performance – 3 years
CWH has underperformed its peers over the last three years
Source: Factset
1 year 3 year
PKY 60.2% (0.7%)
BDN 19.1% 15.4%
HIW 9.8% 21.4%
PDM 10.1% 16.1%
CLI (5.0%) (18.9%)
Average 18.8% 6.6%
CWH (16.9%) (42.9%)
CWH – Avg. 35.7% 49.5%
HIW: 21.4%
PDM: 15.4%
CWH: (42.9%)
PKY: (0.7%)
CLI: (18.9%)
BDN: 16.1%

Dilutive Equity Offering
A Prime Example of RMR’s Conflict of Interest
Despite protests from some of its largest shareholders, a bona fide offer for $27.00 per share, and in our view no need to issue equity, on March 5, 2013 CWH sold 34.5 million shares at
$19.00
– Transaction increased CWH’s share count by 41% and diluted CWH’s NAV by over $6 per share
Why did CWH sell its $240 million minority stake in GOV only after issuing new CWH shares at a 48% discount to book value?
– Trustees insulated themselves from questioning and ignored shareholder demands to stop offering
– Canceled investor lunch and did not hold Q&A on their earnings call
CWH’s use of proceeds for the equity offering, at a massive discount, was to repay debt trading at prices ranging from 102% to 111% of par
– Remarkably, CWH did not have any upcoming maturities or liquidity issues associated with this debt or any debt
– However, equity offering increases Company’s equity base, creating additional capacity to do acquisitions and thereby pay more management fees to RMR
We believe the equity offering completed in March 2013 serves as a clear example of poor management, skewed incentives, and terrible capital allocation

Failed Maryland House Bill Amendment
A Desperate Tactic from an “All or Nothing” Adversary
Proposed amendment would have opened door to make it impossible to remove Trustees without cause in many Maryland companies (regardless of voting threshold), even if shareholders had explicit right to do so in a company’s charter
Similar to March 1st bylaw amendment, CWH couched proposed amendment as a
“clarification”
We believe notion that amendment was a “clarification” is absurd, a view confirmed by the
Arbitration Panel, as existing Maryland law expressly contemplates removal of staggered board without cause when provided for in a company’s charter – as is unequivocally done in
CWH’s Declaration of Trust
CWH used deceptive letters (which were later withdrawn) from a conflicted attorney in an attempt to mislead Maryland senators into believing amendment had broad legal support and was ministerial, when in fact it had not even been discussed by key Maryland bar committee
(1)
Fortunately for CWH shareholders and all shareholders of Maryland-based corporations and trusts, the amendment quickly died once legislators became aware of CWH’s manipulative behavior and the clear fact that the amendment was substantive and not at all a “clarification”
Current Trustees would rather manipulate the Maryland legislative process and change the law than face their own shareholders
The Portnoys made a secret attempt (likely using CWH money) to insert an
11th
hour amendment into a Maryland House Bill
(1) The proposed amendment was not even discussed by the Corporation Law Committee of the Business Law Section of the Maryland State Bar Association, a group which typically reviews and comments on all changes to Maryland corporate and REIT law before changes are heard by the General Assembly.

Corvex/Related’s Corporate Governance Proposals
A Simple Blueprint for Change
CommonWealth can then elect a board of Trustees that:
– Is truly independent (per ISS’s definition)
– Implements and can describe to shareholders the procedures designed to ensure its independent Trustees can continue to operate independently
– Is accountable to shareholders
– Hires its own independent advisors when necessary
– Systematically sets performance goals for the management team, measures its performance, and holds it accountable for its failures
– Objectively benchmarks its corporate governance policies against peers
– Challenges management’s thinking on material strategic issues when appropriate
In short, shareholders can elect an experienced, independent board charged with being their advocate, a right that virtually all other public shareholders in the S&P 500 enjoy
When control of CommonWealth is returned to shareholders the conflict of interest between manager and owner will be eliminated, allowing CWH to join the ranks of nearly every other company in the S&P 500